UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2013

(Exact name of registrant as specified in its charter)

Pennsylvania	0-10587	23-2195389
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Square Lancaster, Pennsylvania	17604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 717-291-2411

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 24, 2013, Fulton Financial Corporation (“Fulton”) issued a press release, which is attached as Exhibit 99.1 to this Form 8-K and incorporated herein by reference, to announce the hiring of Patrick S. Barrett (the “Executive” or “Mr. Barrett”) as a Senior Executive Vice President and member of Fulton’s senior management team, effective November 4, 2013. Upon the retirement of Fulton’s current Chief Financial Officer, Charles J. Nugent, at the end of 2013 as previously announced, Mr. Barrett will become Fulton’s Chief Financial Officer. Fulton and Mr. Barrett entered into an employment agreement dated November 4, 2013 (the “Employment Agreement”), which is attached hereto as Exhibit 10.1 and is incorporated by reference.

Mr. Barrett, age 49, comes to Fulton from SunTrust Banks, Inc., where he served most recently as the Chief Financial Officer of SunTrust Bank’s Wholesale Bank. Prior to joining SunTrust in 2010, Mr. Barrett was employed by JPMorgan Chase & Co. where he held a number of senior finance/managing director roles in Asia. His last role with JPMorgan was Deputy Head/Managing Director of Investor Relations in New York.

Before joining JPMorgan Chase & Co. in 2003, Mr. Barrett spent ten years with Deloitte & Touche where he was employed as a financial services audit and advisory specialist in multiple offices in the Middle East, Europe and Asia. While working with Deloitte, he was a Certified Public Accountant and a Certified Internal Auditor. He began his public accounting career in Atlanta, Georgia in 1990, working for Snyder, Camp, Stewart & Company. Mr. Barrett holds a Bachelor of Science degree in finance and accounting from the University of Alabama at Birmingham.

In connection with the hiring of the Executive and his subsequent appointment as Chief Financial Officer, the Employment Agreement provides for an annual base salary of $425,000 and the Executive is entitled to participate in Fulton’s bonus and incentive compensation programs, retirement plans, welfare and other benefit programs. Fulton will also provide Mr. Barrett with a company car and country club membership fees. In addition, the Executive will be paid a new hire bonus of $200,000, receive 30,000 shares of restricted stock which is subject to a three-year cliff vesting schedule, and relocation benefits. Should Mr. Barrett terminate his employment within one year, he will be required to reimburse Fulton for the cash signing bonus payment.

The Employment Agreement is similar those Fulton recently executed with other executive officers and does not provide for an excise tax gross-up for taxes applicable to a severance payment as a result of the Executive’s termination. However, if Mr. Barrett terminates his employment for “Good Reason,” or his employment is terminated without “Cause” (as defined in the Employment Agreement), he would be entitled to receive his base salary, and other benefits, for twelve months. If, during the period beginning 90 days before a “Change in Control” (as defined in the Employment Agreement) and ending two years after such Change in Control, the Executive is terminated by Fulton without “Cause” or he resigns for “Good Reason,” Fulton would be obligated to pay him two times the sum of the base salary immediately before the Change in Control and the highest annual cash bonus or other incentive compensation awarded to the Executive over the past three years, plus other benefits.

Following the Executive’s total “Disability” (as defined in the Employment Agreement) or death during the term, his employment would terminate, and Fulton would pay the Executive all amounts accrued under the Employment Agreement as of the date of such termination. In the event of Executive’s “Disability” Fulton would be obligated to pay the Executive at least six months base salary, thereafter, for as long as the Executive continues to be disabled, Fulton would be obligated to continue to pay him at least 60% of the base salary until the earlier of the his death, or otherwise, until he turns 65 years old.

The Employment Agreement further prohibits the Executive from, directly or indirectly, competing with, or soliciting or contacting any customers, employees or suppliers of, Fulton for a period of one (1) year after his separation from service with Fulton, and subjects him to any clawback policy that the Board of Directors may adopt.

There is no arrangement or understanding between Mr. Barrett and any other person pursuant to which he was selected as an officer of Fulton and there are no family relationships between Mr. Barrett and any of Fulton’s directors or executive officers. There are no transactions to which Fulton is a party and in which Mr. Barrett has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K. Fulton’s subsidiary banks have entered into lending and other transactions in the ordinary course of business with Fulton’s executive officers, and Fulton may have similar transactions with Mr. Barrett in the future. Transactions with executive officers made by Fulton’s affiliate banks have been on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans and transactions with persons not related to or employed by Fulton, and did not involve more than the normal risk of collectability or present other unfavorable features.

The preceding is a summary of the material terms of the Employment Agreement and is qualified in its entirety by reference to the Employment Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01 - Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated November 4, 2013

99.1	Fulton Press Release dated October 24, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2013	Fulton Financial Corporation

	By:	/s/ Daniel R. Stolzer
Daniel R. Stolzer
Executive Vice President and General Counsel

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